Exhibit 99.1

NEWS RELEASE
1615 SOUTH 52ND STREET, TEMPE, ARIZONA 85281 (480) 449-8900 FAX (480) 449-8929

For Release	February 15, 2007
Release Number	INTL 07-03
Contact	Norman Stout, Chief Executive Officer (480) 449-8900
Craig W. Rauchle, President and COO (775) 954-1200
Jeffrey T. Ford, Sr. Vice President and CTO (480) 961-9000
Kurt R. Kneip, Sr. Vice President and CFO (480) 449-8900
INTER-TEL ANNOUNCES 2006 FOURTH QUARTER AND YEAR-END RESULTS
Net Sales Increased 7.1% to $118.5 million for the Quarter
GAAP EPS of $0.33 and Non-GAAP EPS of $0.37 for the Quarter
Tempe, Arizona . . . February 15, 2007 . . . Inter-Tel (Delaware), Incorporated (NASDAQ: INTL) today announced operating results for the fourth quarter and year ended December 31, 2006. Net sales for the quarter ended December 31, 2006 increased 7.1% to $118.5 million compared to net sales of $110.7 million for the corresponding period in 2005. Net sales for the year ended December 31, 2006 increased 3.5% to $458.4 million compared to net sales of $442.9 million for the corresponding period in 2005.
For the quarter ended December 31, 2006, Inter-Tel reported GAAP net income of $9.2 million ($0.33 per diluted share) compared to GAAP net income of $8.2 million ($0.31 per diluted share) for the quarter ended December 31, 2005. GAAP net income for the quarter included:
•	a tax benefit of approximately $0.8 million resulting primarily from reducing the valuation allowance for certain state net operating loss carryforwards (“tax benefits”),

•	$1.3 million in additional pre-tax costs ($0.8 million after taxes) associated with the 2006 proxy contest and expenses incurred in connection with the Company’s response to the unsolicited offers of Steven G. Mihaylo (the Company’s former Chief Executive Officer and current board member) and affiliated parties to acquire the Company (professional fees, including investment banking advisory fees, proxy solicitation services, legal expenses, director fees, and related costs (collectively, “proxy contest and related costs”), as discussed in further detail below); and

•	pre-tax non-cash expenses of $1.3 million ($1.0 million after taxes) related to the Company’s long-term equity incentive plans and Inter-Tel’s Employee Stock Purchase Plan (“ESPP”) in connection with the Company’s adoption of SFAS 123R (“SFAS 123R expenses”).
For the quarter ended December 31, 2006, Inter-Tel reported non-GAAP net income, excluding the impact of the tax benefits, SFAS 123R expenses, and the proxy contest and related costs, each as discussed in further detail below, of $10.1 million ($0.37 per diluted share), compared to non-GAAP net income of $9.3 million ($0.34 per diluted share) for the quarter ended December 31, 2005, excluding costs associated with a legal settlement in the fourth quarter of 2005, as discussed in further detail below. Please refer to “Non-GAAP Disclosures” below for additional information and a reconciliation of GAAP to Non-GAAP disclosures.
For the year ended December 31, 2006, Inter-Tel reported GAAP net income of $24.6 million ($0.90 per diluted share) compared to GAAP net income of $17.9 million ($0.66 per diluted share) for the year ended December 31, 2005. GAAP net income for the year ended December 31, 2006 included:
•	a tax benefit of approximately $3.0 million resulting from reducing the valuation allowance for certain state net operating loss carryforwards and eliminating certain tax contingencies for which the contingency period has expired (collectively, “tax benefits”),

•	legal costs, attorney’s fees and expenses incurred during the first quarter of 2006 totaling $1.3 million ($0.8 million after taxes) related to a legal settlement recorded in the fourth quarter of 2005,

•	pre-tax costs associated with the 2006 proxy contest and related costs totaling $6.1 million ($3.8 million after taxes), and

•	pre-tax non-cash expenses of $4.6 million ($3.8 million after taxes) related to SFAS 123R.

For the year ended December 31, 2006, Inter-Tel reported non-GAAP net income, excluding the impact of the tax benefits, first quarter legal costs associated with the legal settlement in the fourth quarter of 2005, SFAS 123R expenses, as well as proxy contest and related costs, of $30.0 million ($1.10 per diluted share), compared to non-GAAP net income of $28.3 million ($1.04 per diluted share) for the year ended December 31, 2005, excluding a write-off of in-process research and development costs of $2.6 million, costs associated with a legal judgment against the Company in the third quarter, legal settlements in the third and fourth quarters of 2005, and legal costs associated with each of these legal events totaling $12.0 million. Please refer to “Non-GAAP Disclosures” below for additional information and a reconciliation of GAAP to Non-GAAP disclosure.
“Net sales increased 7.1% in the fourth quarter of 2006 compared to 2005,” noted Norman Stout, Inter-Tel’s CEO. “Our gross profit improved to 50.2% of net sales in the fourth quarter of 2006 compared to 49.6% in the third quarter.” Mr. Stout added, “We are pleased with our operating results, reflecting increased commercial acceptance of the Inter-Tel 5000 family of products, and we are also excited about the prospects of the Company’s Inter-Tel 7000 next generation communications platform — released during the fourth quarter. The Inter-Tel 7000 is a SIP (Session Initiation Protocol) standards-based communications platform designed to serve enterprises with up to 2,500 users and features a next generation softswitch architecture that is expected to support applications desired by our customers. Our systems and software are designed to allow us to move closer to a traditional software model with the release of the Inter-Tel 7000 and recent enhancements to our software applications.”
Mr. Stout added, “Our cash and short-term investments balances totaled $206.3 million at December 31, 2006, an increase of $38.8 million compared to December 31, 2005, as the Company continued to generate cash from operations. It is important to note that our monthly cash payments to our third-party vendor finance organizations typically occur by end of the fiscal quarter, but the month-end payments took place immediately after the close of the quarter because the payment date occurred on a weekend. Although we remitted 3 monthly payments during the fourth quarter, we made only two payments during the third fiscal quarter; accordingly, we remitted 11 of 12 monthly payments during 2006. For a more accurate comparison to our balance sheet accounts at December 31, 2005, if we had paid the $8.6 million by December 31, 2006, cash and short-term investments would have been $197.7 million and accounts payable would have decreased to $25.7 million. For the quarter ended December 31, 2006, days sales outstanding were approximately 37.2 days and inventory turns were 10.5 times.”
Additional information regarding the Company’s operating results follows:
Net Sales. GAAP net sales increased 7.1% to $118.5 million in the fourth quarter of 2006 compared to $110.7 million in the fourth quarter of 2005. The increase in net sales was broad-based across most divisions of the Company, the largest increase generated from international operations. GAAP net sales increased 3.5% to $458.4 million for the year ended December 31, 2006 compared to $442.9 million for the comparable period in 2005.
Gross Profit and Gross Margin. GAAP gross profit increased 6.1%, or $3.4 million, to $59.5 million in the fourth quarter of 2006 compared to $56.0 million in the fourth quarter of 2005. The gross margin percentage decreased to 50.2% in the fourth quarter of 2006, compared to 50.6% for the fourth quarter of 2005, but increased compared to 49.6% for the third quarter of 2006. The increase in GAAP gross profit dollars was primarily attributable to a higher volume of net sales. The decrease in GAAP gross margin percentage for the quarter and year ended December 31, 2006 compared to the fourth quarter and year ended December 31, 2005, however, was attributable in part to selling fewer larger line size systems, which traditionally have a higher software content, and limited sales discounts on product and service revenues, in part related to the introduction of and transition to new products, as well as competitive pressures. The lower percentage was also attributable to the mix of products and services sold, including a higher relative percentage of net sales recognized in the Company’s international divisions, local, long distance and network services division, dealer sales, DataNet operations, and our government and national accounts division, which generate lower gross margins than our direct sales (including lease financing) division. For the quarter and year ended December 31, 2006, our consolidated gross margin percentage was also affected by a relatively lower proportion of recurring revenues from existing customers in our direct sales channels, which typically produce higher gross margins, compared to the corresponding periods in 2005.
Non-GAAP gross profit, which excludes the impact of expenses associated with SFAS 123R, increased 6.2%, or $3.5 million, to $59.5 million in the quarter ended December 31, 2006 compared to $56.0 million in the corresponding period in 2005. In the year ended December 31, 2006, GAAP gross profit increased 0.5%, or $1.2 million, to $227.5 million compared to $226.3 million in the year ended December 31, 2005. Non-GAAP gross profit, which excludes the impact of expenses associated with SFAS 123R expenses related to the Company’s stock option plans and ESPP, increased 0.7%, or $1.5 million, in the year ended December 31, 2006 compared to the corresponding period in 2005.
Research and Development (R&D). GAAP Research and development expenses was $7.9 million in the quarter ended December 31, 2006 compared to $7.8 million in the fourth quarter of 2005. Non-GAAP research and development costs, which excludes the impact of expenses associated with SFAS 123R, decreased 3.6%, or $0.3 million in the quarter ended December 31, 2006 compared to the corresponding period in 2005. The slight non-GAAP decrease in R&D spending during the fourth quarter of 2006 compared to 2005 was principally the result of lower spending after the introduction of new products, including the Inter-Tel 7000 and 5000 series of products, relative to the pre-introduction development period in the fourth quarter of 2005. In the year ended December 31, 2006, GAAP R&D expenses increased 1.3% to $33.7 million compared to $33.3 million in the year ended December 31, 2005. Non-GAAP R&D expenses, which exclude SFAS 123R expenses, decreased 2.5%, or $0.8 million, in the year ended December 31, 2006 compared to the corresponding period in 2005, reflecting the exclusion of FAS 123R compensation expenses.
Selling, General and Administrative (SG&A). GAAP SG&A expenses increased 15.9% in the fourth quarter of 2006 compared to the fourth quarter of 2005. The increase was primarily attributable to proxy contest and related costs, SFAS 123R expenses, and higher expenses associated with incentive compensation plans, including commissions, bonus plans and profit sharing. GAAP SG&A expenses increased to 34.8% of net sales in the fourth quarter of 2006 compared to 32.2% of net sales in the fourth quarter of 2005. Non-GAAP SG&A expenses, which exclude proxy contest and related costs as well as SFAS 123R expenses, increased 9.8%, or $3.5 million, in the quarter ended December 31, 2006 compared to non-GAAP SG&A costs in the fourth quarter of 2005, which exclude costs associated with the 2005 legal judgment, legal settlement and related legal costs identified below. This increase was primarily the result of the higher volume of sales, as well as higher expenses associated with incentive compensation plans, including commissions, bonus plans and profit sharing. Non-GAAP SG&A increased as a percentage of net sales to 33.0% for the quarter, compared to 32.2% for the same period in 2005.
In the year ended December 31, 2006, GAAP SG&A expenses increased 6.8% to $161.8 million compared to $151.6 million in the year ended December 31, 2005. Non-GAAP SG&A expenses, which exclude proxy contest and related costs, as well as SFAS 123R expenses, and legal settlement and related costs, increased 0.7% to $152.6 million, in the year ended December 31, 2006 compared to $151.6 million in the corresponding period of 2005, which exclude costs associated with the 2005 legal judgment, legal settlement and related legal costs. The slight increase was primarily the result of the higher volume of sales, as well as higher expenses associated with incentive compensation plans, including commissions, bonus plans and profit sharing.
Amortization. Amortization totaled $1.1 million in the fourth quarter of both 2006 and 2005. Amortization increased 10.7% to $4.6 million in the year ended December 31, 2006, compared to $4.2 million in the corresponding period in 2005, as a result of the additional amortization from purchased technology, as well as two additional months in 2006 of amortization of purchased intangible assets arising from the March 2005 Lake acquisition, offset in part by full amortization of certain previously purchased intangibles.
Other Charges. Refer to “Legal Settlement and Related Costs” and “2005 Legal judgment, legal settlements and related legal costs” below for descriptions of other charges for the year ended December 31, 2006, as well as the fourth quarter and year ended December 31, 2005.

Non-GAAP Disclosures
Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the Company’s operating results in addition to the GAAP disclosure. These non-GAAP financial measures and condensed consolidated statements of operations are provided to enhance overall understanding of the Company’s current financial performance and how management views the Company’s operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. These non-GAAP disclosures and management’s rationale for providing them are as follows:
Tax Benefits. The effective income tax rate for 2006 as currently calculated includes the impact of the utilization of state net operating loss carryforwards (NOLs) that were previously reserved through valuation allowances, as well as the release of certain tax reserves. Based on a pattern of recent utilizations of the certain state NOLs due to higher taxable income in these states and the expected future utilization of certain remaining NOLs, the Company removed the valuation allowance on these NOLs and has included the tax benefit of such NOLs in the current tax rate. In addition, the Company released reserves based on the expiration of certain contingent tax liabilities. The total effect of these two items was a tax benefit of approximately $0.8 million for the quarter and $3.0 million for the year ended December 31, 2006. Given the significance and unusual nature of these tax benefits relative to the operating results for the periods presented, these benefits have been excluded from the non-GAAP presentation of the Company’s operating results herein.
Proxy Contest and Related Costs. The Company incurred additional costs associated with the 2006 proxy contest, special stockholders’ meeting, and expenses incurred due to the actions taken by Steven G. Mihaylo and his affiliated parties in connection with Mr. Mihaylo’s threatened proxy contest as disclosed in 13D and proxy filings with the Securities and Exchange Commission. We incurred extensive professional fees, including investment banking advisory services, legal expenses, proxy solicitation and public relations fees, director fees and payments to directors in lieu of stock options (see below), and related costs in connection therewith in response to these actions by Mr. Mihaylo and his affiliated parties (collectively, “proxy contest and related costs”). Proxy contest and related costs totaling approximately $1.3 million and $6.1 million were recorded as period costs during the quarter and year ended December 31, 2006, respectively, relating to these matters. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
The Company made cash payments to directors during the second quarter of 2006 in lieu of a shortfall in stock options available under the 1990 Director Stock Option Plan, the amount of such payments being based on a Black-Scholes valuation model utilized to compute the shortfall. The shortfall was primarily created as a result of the addition of three new members to the board of directors in connection with the Mihaylo settlement of the threatened proxy contest. Cash payments totaled approximately $294,000, which is included in the year-to-date total noted above, and payments were distributed ratably to the ten non-employee directors during the second quarter of 2006. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
SFAS 123R Expenses. The reported GAAP Net Income for the quarter ended December 31, 2006 includes expenses related to the expensing of stock options, performance share awards, and ESPP discounted stock purchases in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments,” which the Company adopted on January 1, 2006. The guidance on the impact of adopting SFAS No. 123R presumes that all unvested options, performance share awards, and ESPP discounted stock purchases are equity awards and are accounted for based on the guidance provided in the FASB staff position SFAS 123R-d. Pre-tax SFAS 123R costs totaled $1.3 million and $4.6 million, in the quarter and year ended December 31, 2006, respectively, as noted in the table below. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
Legal Settlement and Related 2006 Costs. Subsequent to December 31, 2005, the Company settled a legal matter that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus costs and related fourth quarter legal fees totaled $1.6 million. Additional legal fees and costs totaling approximately $1.3 million were also recorded as period costs during the quarter ended March 31, 2006 relating to this matter. Such period costs included attorney’s fees and expenses related to the settlement recorded in the fourth quarter of 2005. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
2005 Legal judgment, legal settlements and related legal costs. GAAP pre-tax costs associated with this line item in the consolidated statements of income totaled $12.0 million ($0.29 per diluted share after taxes) during the year ended December 31, 2005. As disclosed in August 2005, a jury rendered a verdict against Inter-Tel in the net amount of approximately $7.4 million in a trial in Florida. The Company accrued the net verdict amount, plus legal costs incurred in the third quarter of 2005. The Company also reached a separate settlement in another legal matter during the third quarter of 2005 in connection with a longstanding dispute with a third-party vendor and customer. The net settlement plus legal fees incurred during the third quarter of 2005 were included in the pre-tax total costs of $10.4 million identified above. The Company also recorded a litigation settlement and incurred legal expenses in the fourth quarter of 2005 totaling $1.6 million. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
2005 In-Process Research and Development (IPRD) Charge. The Company’s 2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.10 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off was not deductible for income tax purposes. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein.
The following tables reconcile the financial statements on a GAAP basis for the quarter and year ended December 31, 2006 to the non-GAAP financial measures, which exclude the effects of (1) tax benefits, (2) SFAS 123R expenses, (3) the proxy contest and related costs, and (4) the impact of legal costs incurred during the quarter ended March 31, 2006 in connection with a legal settlement recorded in the quarter ended December 31, 2005, as discussed above:

	Three Months Ended December 31, 2006
			Effect of
			Proxy
		Effect of	Contest and
(in thousands, except per share		SFAS	Related	Effect of Tax
amounts and tax rates)	GAAP	123R costs	Costs	Benefits	Non-GAAP

Net Sales	$118,481	$—	$—	$—	$118,481
Gross profit	59,458	(64)	—	—	59,522
Research and development	7,867	343	—	—	7,524
Selling, general and administrative	41,289	848	1,325	—	39,116
Amortization of purchased intangible assets	1,141	—	—	—	1,141
Operating income (loss)	9,161	(1,255)	(1,325)	—	11,741
Income (loss) before income taxes	10,910	(1,255)	(1,325)	—	13,490
Income tax provision (benefit)	1,755	(232)	(513)	(842)	3,342
Net income (loss)	$9,155	$(1,023)	$(812)	$842	$10,148
Net income (loss) per share – basic	$0.34	$(0.04)	$(0.03)	$0.03	$0.38
Net income (loss) per share – diluted	$0.33	$(0.04)	$(0.03)	$0.03	$0.37
Effective tax rate	16.1%	18.5%	38.7%	n/a	24.8%

	Year Ended December 31, 2006
			Effect of	Effect of
			Proxy	Legal Costs
		Effect of	Contest	Related to
		SFAS	and	Settlement	Effect of
(in thousands, except per		123R	Related	Recorded in	Tax
share amounts and tax rates)	GAAP	costs	Costs	Q4 2005	Benefits	Non-GAAP

Net Sales	$458,364	$—	$—	$—	$—	$458,364
Gross profit	227,527	(254)	—	—	—	227,781
Research and development	33,679	1,252	—	—	—	32,427
Selling, general and administrative	161,844	3,133	6,128	—	—	152,583
Amortization of purchased intangible assets	4,642	—	—	—	—	4,642
Legal settlement costs	1,314	—	—	1,314	—	—
Operating income (loss)	26,048	(4,638)	(6,128)	(1,314)	—	38,128
Income (loss) before income taxes	31,991	(4,638)	(6,128)	(1,314)	—	44,071
Income tax provision (benefit)	7,370	(816)	(2,372)	(509)	(2,984)	14,051
Net income (loss)	$24,621	$(3,822)	$(3,756)	$(805)	$2,984	$30,020
Net income (loss) per share – basic	$0.93	$(0.14)	$(0.14)	$(0.03)	$0.11	$1.13
Net income (loss) per share – diluted	$0.90	$(0.14)	$(0.14)	$(0.03)	$0.11	$1.10
Effective tax rate	23.0%	17.6%	38.7%	38.7%	n/a	31.9%

The following tables reconcile the financial statements on a GAAP basis for the quarter and year ended December 31, 2005 to the non-GAAP financial statements, which exclude the effects of (1) the in-process research and development (IPRD) write-off from the acquired Lake operations and (2) costs associated with a legal judgment against the Company in the third quarter, legal settlements in the third and fourth quarters of 2005, and legal costs associated with each of these two events, as discussed above:

	Three Months Ended December 31, 2005
		Effect of Legal
		Judgment, Legal
		Settlement and
(in thousands, except per share		Related
amounts and tax rates)	GAAP	Litigation Costs	Non-GAAP

Sales	$110,676	$—	$110,676
Gross profit	56,039	—	56,039
Research and development	7,801	—	7,801
Selling, general and administrative	35,635	—	35,635
Amortization	1,137	—	1,137
Legal judgment and settlement	1,608	1,608	—
Operating income (loss)	9,858	(1,608)	11,466
Income (loss) before income taxes	11,211	(1,608)	12,819
Income tax provision (benefit)	2,990	(555)	3,545
Net income (loss)	$8,221	$(1,053)	$9,274
Net income (loss) per share – basic	$0.31	$(0.04)	$0.35
Net income (loss) per share – diluted	$0.31	$(0.04)	$0.34
Effective tax rate	26.7%	34.5%	27.7%

	Year Ended December 31, 2005
			Effect of Legal
		Effect	Judgment, Legal
		of Lake	Settlements and
(in thousands, except per		IPRD	Related
share amounts and tax rates)	GAAP	Charge	Litigation Costs	Non-GAAP

Sales	$442,894	$—	$—	$442,894
Gross profit	226,310	—	—	226,310
Research and development	33,258	—	—	33,258
Selling, general and administrative	151,586	—	—	151,586
In process R&D write-off	(2,600)	(2,600)	—	—
Amortization	4,194	—	—	4,194
Legal judgment and settlements	11,986	—	11,986	—
Operating income (loss)	22,686	(2,600)	(11,986)	37,272
Income (loss) before income taxes	26,889	(2,600)	(11,986)	41,475
Income tax provision (benefit)	9,035	—	(4,135)	13,170
Net income (loss)	$17,854	$(2,600)	$(7,851)	$28,305
Net income (loss) per share – basic	$0.68	$(0.10)	$(0.30)	$1.08
Net income (loss) per share – diluted	$0.66	$(0.10)	$(0.29)	$1.04
Effective tax rate	33.6%	N/A	34.5%	31.8%
Conference call. You may access the Company’s quarterly earnings results conference call, which is scheduled for February 15, 2007 at 5:30 p.m. (ET) via the Internet at http://www.inter-tel.com. Select “News & Events” from the top “Press Room” navigation bar. A link to the webcast will be displayed within the “News & Events” section. A replay of the conference call will be available on the Internet until February 15, 2008 at 11:59 p.m. (ET).
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the product and channel mixes of our sales in future periods and the effect of such mixes on our operating results, the acceptance of the latest releases of the Company’s 5000 series products, the acceptance of the Inter-Tel 7000 system as a standards-based communications system designed to serve enterprises with up to 2,500 users, featuring a next-generation softswitch architecture that is expected to support applications desired by our customers and also designed to allow us to move closer to a traditional software model with the release of the Inter-Tel 7000 and recent enhancements to our software applications, and the prospects of the benefits of selling larger line sizes with these releases. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from our current expectations. These risks and uncertainties include, but are not necessarily limited to the risk that Inter-Tel’s actual compliance costs and expenses may be different from those anticipated; timely and successful hiring and retention of employees, dependence on new product development; market acceptance of new and existing products, software and services; retention of existing dealers and customers; industry, competitive and technological changes; general market and economic conditions; the composition, product and channel mixes, timing and size of orders from and shipments to major customers; price and product competition; availability of inventory from vendors and suppliers; and product defects. For a further list and description of such risks and uncertainties, please see the Company’s previously filed SEC reports, including the Company’s Annual Report on Form 10-K filed March 16, 2006, Form 10-Q filed on November 9, 2006, Current Reports on Form 8-K and our proxy statement filed on September 1, 2006 and subsequent definitive additional proxy materials filed on forms DEFA14A. Inter-Tel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Inter-Tel (Delaware), Incorporated
Inter-Tel (Nasdaq: INTL — news) offers value-driven communications products; applications utilizing networks and server-based communications software; and a wide range of managed services that include voice and data network design and traffic provisioning, custom application development, and financial solutions packages. An industry-leading provider focused on the communication needs of business enterprises, Inter-Tel employs approximately 1,900 communications professionals, and services business customers through a network of 58 company-owned, direct sales offices and approximately 300 authorized providers in North America, the United Kingdom, Ireland, Australia and South Africa. More information is available at
www.inter-tel.com.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months		Q4 2006
	Ended December 31,		Excluding	2006 FAS 123R
(in thousands, except per share amounts)	2006	2005	FAS 123R & Other (a)	& Other (a)
	GAAP	GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$103,148	$96,286	$103,148	—
Resale of local and long distance	15,333	14,390	15,333	—

Total net sales	118,481	110,676	118,481	—

Cost of sales
Telecommunications systems, software and related	49,591	46,194	49,527	64
Resale of local and long distance	9,432	8,443	9,432	—

Total cost of sales	59,023	54,637	58,959	64

GROSS PROFIT	59,458	56,039	59,522	(64)

Research & development	7,867	7,801	7,524	343
Selling, general and administrative	41,289	35,635	39,116	2,173
Amortization of purchased intangible assets	1,141	1,137	1,141	—
Other Charges	—	1,608	—	—

	50,297	46,181	47,781	2,516

OPERATING INCOME	9,161	9,858	11,741	(2,580)

Interest and other, net	1,729	1,242	1,729	—
Foreign currency transaction gains (losses)	20	111	20	—

INCOME BEFORE INCOME TAXES	10,910	11,211	13,490	(2,580)
INCOME TAXES	1,755	2,990	3,342	(1,587)

NET INCOME	$9,155	$8,221	$10,148	$(993)

NET INCOME PER SHARE—BASIC	$0.34	$0.31	$0.38	$(0.04)

NET INCOME PER SHARE—DILUTED	$0.33	$0.31	$0.37	$(0.04)

DIVIDENDS PER SHARE	$0.08	$0.08	$0.08	$0.08

Average number of common shares outstanding — Basic	26,814	26,222	26,814	26,814

Average number of common shares outstanding — Diluted	27,400	26,914	27,474	27,474

Effective tax rate	16.1%	26.7%	24.8%	61.5%

(a) Refer to Non-GAAP disclosures discussion in the text of the earnings announcement.

INTER-TEL (DELAWARE), INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

			Year Ended
	Year Ended		December 31, 2006
(in thousands, except per share amounts)	December 31,		Excluding FAS 123R,	2006 FAS 123R,
	2006	2005	Legal & Other (a)	Legal & Other (a)
	GAAP	GAAP	Non-GAAP	Non-GAAP
NET SALES
Telecommunications systems, software and related	$398,150	$387,606	$398,150	$—
Resale of local and long distance	60,214	55,288	60,214	—

Total net sales	458,364	442,894	458,364	—

Cost of sales
Telecommunications systems, software and related	193,118	182,789	192,864	254
Resale of local and long distance	37,719	33,795	37,719	—

Total cost of sales	230,837	216,584	230,583	254

GROSS PROFIT	227,527	226,310	227,781	(254)

Research & development	33,679	33,258	32,427	1,252
Selling, general and administrative	161,844	151,586	152,583	9,261
Amortization of purchased intangible assets	4,642	4,194	4,642	—
Write-off of in-process research and development costs	—	2,600	—	—
Other Charges	1,314	11,986	—	1,314

	201,479	203,624	189,653	11,826

OPERATING INCOME	26,048	22,686	38,128	(12,080)

Interest and other income	6,146	3,988	6,146	—
Foreign currency transaction gains (losses)	(203)	215	(203)	—

INCOME BEFORE INCOME TAXES	31,991	26,889	44,071	(12,080)
INCOME TAXES	7,370	9,035	14,051	(6,681)

NET INCOME	$24,621	$17,854	$30,020	$(5,399)

NET INCOME PER SHARE—BASIC	$0.93	$0.68	$1.13	$(0.20)

NET INCOME PER SHARE—DILUTED	$0.90	$0.66	$1.10	$(0.20)

DIVIDENDS PER SHARE	$0.32	$1.32	$0.32	$0.32

Average number of common shares outstanding — Basic	26,581	26,261	26,581	26,581

Average number of common shares outstanding — Diluted	27,226	27,207	27,305	27,305

Effective tax rate	23.0%	33.6%	31.9%	55.3%

(a) Refer to Non-GAAP disclosures discussion in the text of the earnings announcement.
OTHER SELECTED FINANCIAL DATA

(in millions, except DSO and	December 31,	December 31,
Inventory turn amounts)	2006	2005
Cash and short-term investments	$206.3	$167.5
Accounts receivable — net	49.0	44.1
Inventory	25.3	19.6
Net investment in sales-leases (current)	19.6	19.7
Net investment in sales-leases (long-term)	31.1	34.8
DSO (based on 90 days sales)	37.2	35.8
DSO (based on trailing 12 mo. sales)	39.0	35.8
Inventory turns	10.5	11.5

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
Depreciation and amortization	$3.6	$3.4	$14.0	$13.7
Capital Expenditures	(3.1)	(2.5)	(8.4)	(8.7)
Cash used for acquisitions	—	(0.2)	(0.0)	(28.2)
Cash dividends paid	(2.1)	(2.1)	(8.5)	(34.9)
Treasury stock repurchases	—	—	—	(13.8)